EXHIBIT 99.1

For Immediate Release

Carrier Global Corporation Appoints Neil Barua to its

Board of Directors

PALM BEACH GARDENS, Fla., July 24, 2026 — Carrier Global Corporation (NYSE: CARR), global leader in intelligent climate and energy solutions, today announced the election of Neil Barua, President and Chief Executive Officer of PTC Inc., to its Board of Directors, effective immediately. He will serve on the Board's Technology and Innovation and Compensation Committees.

"Neil brings to Carrier a track record of successfully leading scale enterprises while applying AI to drive digital transformations across industrial companies," said David Gitlin, Chairman & CEO, Carrier. “His experience will strengthen our Board as we continue advancing intelligent climate and energy solutions and delivering greater value for our customers. We are excited to welcome Neil to our Board."

Mr. Barua has been President and Chief Executive Officer of PTC Inc. since 2024. Previously, he led PTC's Service Lifecycle Management business following the company’s acquisition of ServiceMax in 2023. Before joining PTC, he was Chief Executive Officer of ServiceMax from 2019 to 2023 and Chief Executive Officer of IPC Systems from 2014 to 2018. He also was an Operating Partner at Silver Lake from 2018 to 2019. Mr. Barua holds a B.S. in Finance & Economics from the NYU Stern School of Business.

About Carrier

Carrier Global Corporation, global leader in intelligent climate and energy solutions, is committed to creating innovations that bring comfort, safety and sustainability to life. Through cutting-edge advancements in climate solutions such as temperature control, air quality and transportation, we improve lives, empower critical industries and ensure the safe transport of food, life-saving medicines and more. Since inventing modern air conditioning in 1902, we lead with purpose: enhancing the lives we live and the world we share. We continue to lead because of our world-class, inclusive workforce that puts the customer at the center of everything we do. For more information, visit carrier.com or follow Carrier on social media at @Carrier.

Carrier. For the World We Share.

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CARR-IR

Contact:	Media Inquiries Rob Six 561-281-2362 Robert.Six@Carrier.com Investor Relations Michael Rednor 561-365-2020 InvestorRelations@Carrier.com